Exhibit 4.5

Entrustment agreement and power of attorney

This Entrustment Agreement and Power of Attorney ("Agreement") is signed on September 19 , 2025 in Beijing by the following parties :

(1)	Beijing Origin State Harvest Biotechnology Co., Ltd. ("WFOE"), a limited liability company incorporated in Beijing under the laws of the People's Republic of China ("PRC") which, for the purposes of this Agreement, does not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region, and Taiwan Province, China, with a unified social credit code of___);

(2)	Hainan Aoyu Biotechnology Co., Ltd. ("Hainan Aoyu"), a limited liability company incorporated in Sanya under the laws of the PRC with Unified Social Credit Code: ___; and

(3)	Each of the entities listed in the Appendix (hereinafter collectively referred to as “Shareholders”).

(The above WFOE, Hainan Aoyu and each shareholder are individually referred to as a “ Party ” and collectively referred to as the “ Parties ” ).

Preface

(A)	WHEREAS, the shareholders collectively hold 100% of the equity interest in Hainan Aoyu. As of the date of this Agreement, please see the attached document for the shareholding information of each shareholder;

(B)	WHEREAS, a series of agreements, including the Exclusive Services General Agreement, the Business Cooperation Agreement, the Exclusive Stock Option Agreement, and the Equity Pledge Agreement (together with the Entrustment Agreement and the Power of Attorney, the “Control Agreements”), have been entered into between the WFOE, Hainan Aoyu, and its shareholders. Through these agreements, the WFOE will provide services for the normal operations of Hainan Aoyu while ensuring its comprehensive, continuous, and effective control over Hainan Aoyu.

(C)	Whereas, as consideration for the provision of services for the normal operation of Hainan Ao Yu on an ongoing basis, the WFOE requires the shareholders to authorize the WFOE (and its successors, including the liquidator who replaces the WFOE , if applicable) to act as the shareholders' trustee ( the "Trustee"), with the Trustee having full authority to exercise any and all rights enjoyed by the shareholders in respect of their equity interests in Hainan Ao Yu, and the shareholders agree to grant the authorization to the WFOE .

Therefore, based on the premises, representations, warranties, commitments and agreements contained in this Agreement, the parties hereto agree as follows and accept the legal effect thereof:

protocol

Article 1

Each Shareholder hereby irrevocably elects, entrusts and appoints the WFOE (and its successors, including the liquidator of the WFOE, if applicable) as its trustee to exercise on its behalf any and all rights entitled to such Shareholder’s equity interest in Hainan Aoyu as provided for by relevant laws and regulations and the Articles of Association of Hainan Aoyu, including but not limited to the following rights (collectively, the “Shareholder Rights” ):

(a)	To urge its appointed directors (if any) to convene and attend Hainan Aoyu board meetings and receive notices and relevant materials from the board;

(b)	Convene and attend Hainan Aoyu shareholders' meetings, and receive shareholders' meeting notices and related materials;

(c)	Sign and deliver any written resolutions and meeting minutes in the name and on behalf of shareholders;

(d)	Produce its appointed directors (if any) to vote in person or by proxy on any matters discussed at Hainan Aoyu's board meetings (including but not limited to the sale, transfer, mortgage, pledge or disposal of any or all of Hainan Aoyu's assets);

(e)	To vote in person or by proxy on any matter discussed at Hainan Aoyu's shareholders' meeting (including but not limited to the sale, transfer, mortgage, pledge or disposal of any or all of Hainan Aoyu's assets);

(f)	Sell, transfer, pledge or dispose of any or all of the equity interests in Hainan Aoyu held by shareholders;

(g)	If necessary, nominate or appoint or remove Hainan Aoyu's directors, supervisors and senior management personnel;

(h)	Access Hainan Aoyu's financial information at reasonable times;

(i)	Initiate shareholder lawsuits or other legal actions against Hainan Aoyu's directors or senior management when their actions harm the interests of Hainan Aoyu or its shareholders;

(j)	Approving the submission of any registration documents to the relevant government authorities; and

(k)	Any other rights granted to shareholders by Hainan Aoyu’s articles of association or relevant laws and regulations.

The Shareholders further agree and undertake that they shall not exercise any of their Shareholder Rights without the prior written consent of the Trustee.

Article 2

The Trustee shall have the right, in its sole discretion, to appoint one or more persons, including but not limited to the officers and directors of the Trustee or its affiliates, to exercise any or all of the Trustee's rights under this Agreement, and the Trustee shall also have the right, at its sole discretion, to remove such persons.

Article 3

Hainan Aoyu confirms, acknowledges and agrees that the Trustee shall exercise any and all shareholder rights on behalf of the Shareholders. Hainan Aoyu further confirms and acknowledges that: (i) any actions taken or to be taken, any decisions made or to be made, or any instruments or other documents signed or to be signed by the Trustee and / or its appointees shall be deemed to be actions taken, decisions made or documents signed by the Shareholders themselves and shall have the same legal effect; and (ii) Hainan Aoyu will not recognize, cooperate with or assist any actions taken or implemented by the Shareholders in violation of the provisions of this Agreement.

Article 4

The shareholders hereby agree that if the shareholders' equity interests in Hainan Aoyu are increased (including equity interests formed through increased capital contribution, bonus shares, capital reserve fund conversion into capital stock, split, etc.), the shareholder rights enjoyed by any shareholder in respect of the increased equity interests shall be subject to this Agreement, and the trustee shall have the right to exercise the shareholder rights stipulated in Article 1 of this Agreement on behalf of the shareholders in respect of any increased equity interests; similarly, if any person acquires Hainan Aoyu equity interests, whether through voluntary transfer, transfer pursuant to law, compulsory auction or any other means, all Hainan Aoyu equity interests acquired by the transferee shall still be subject to this Agreement, and the trustee shall have the right to continue to exercise the shareholder rights stipulated in Article 1 of this Agreement in respect of such equity interests, except for equity interests acquired by the trustee or its designated party pursuant to the exclusive stock option agreement.

For the avoidance of any doubt, if a shareholder needs to transfer equity to the WFOE or a third party designated by it pursuant to the Exclusive Stock Option Agreement and the Equity Pledge Agreement (including any future amendments thereto) signed between it and Hainan Aoyu and the WFOE, the trustee shall have the right to sign the equity transfer agreement and other relevant agreements on behalf of the shareholder and perform all shareholder obligations stipulated in the Exclusive Stock Option Agreement and the Equity Pledge Agreement . If requested by the WFOE, the shareholder shall sign any documents, affix the official seal and/or chop, and take any other necessary or contractual actions to complete the aforementioned equity transfer.

Article 5

The Shareholders further agree and undertake to the WFOE that if the Shareholders receive any dividends, interest, any other form of capital distribution, residual assets after liquidation, or income or consideration arising from the transfer of equity interests in Hainan Aoyu, the Shareholders will, to the extent permitted by law, give all such dividends, interest, capital distribution, assets, income or consideration to the WFOE or its designated entity without requesting any compensation (but each Shareholder will be entitled to deduct any taxes payable).

Article 6

Shareholders hereby authorize the Trustee to exercise their Shareholder Rights at its sole discretion and without obtaining any oral or written instructions from Shareholders. Shareholders hereby agree to approve and acknowledge any lawful actions taken or caused to be taken by the Trustee or any replacement or agent appointed by it pursuant to this Agreement.

Article 7

This Agreement shall be formally signed and become effective upon the authorized representatives of each party and shall remain valid during the existence of Hainan Aoyu.

Neither the Shareholders nor Hainan Aoyu may unilaterally terminate this Agreement, and the Shareholders have no right to revoke the appointment of the Trustee. This Agreement shall terminate under any of the following circumstances: 1) The WFOE may unilaterally terminate this Agreement at any time upon giving Hainan Aoyu and the Shareholders thirty (30) days' prior written notice; and 2) Any Shareholder shall cease to be a shareholder of Hainan Aoyu, i.e., upon such Shareholder's withdrawal from Hainan Aoyu in accordance with the provisions of the Exclusive Stock Option Agreement, whereupon this Agreement shall automatically terminate with respect to such Shareholder, and such Shareholder shall no longer be a party to this Agreement and shall no longer enjoy the rights or perform the obligations under this Agreement.

Article 8

Any notice or other communication given by either Party under this Agreement shall be in Chinese and may be delivered personally, by registered mail, by prepaid mail, by recognized courier service, or by fax to the address set forth below. The date on which a notice is deemed to have been actually served shall be determined as follows: ( a ) a notice delivered personally shall be deemed to have been actually served on the day it is delivered personally; ( b ) a notice sent by letter shall be deemed to have been actually served on the tenth ( 10th ) day after the date of postmark on the prepaid registered airmail letter , or on the fourth ( 4th ) day after it is delivered to the courier service; and ( c ) a notice sent by fax shall be deemed to have been actually served on the time of receipt shown on the transmission confirmation of the relevant document.

WFOE

Address: O.R.G., Xushuang Road, Songzhuang Town, Tongzhou District, Beijing

Email: bing.lang@originseed.com.cn

Contact: Lang Bing

Hainan Aoyu

Address: Unit 2, East of Nanfan Road, Nanbin Farm, Yazhou District, Sanya City, Hainan Province

Email: quanguo.du@originseed.com.cn

Contact: Du Quanguo

Yan Weibin

Address: Building 1, Pinghuyuan, Greentown Qingzhuyuan, Kaifu District, Changsha City, Hunan Province

Email: weibin.yan@originseed.com.cn

Han Gengchen

Address: No. 113, Block 2, Rose Garden Villa, Shahe Town, Changping District, Beijing

Email: ghan@originseed.com.cn

Liu Yubiao

Address: No. 105, Building 10, Area A, Longhu Jingchen Yuanzhu, Yueliangdao Street, Wangcheng District, Changsha City, Hunan Province

Email: yubiao.liu@originseed.com.cn

Deng Dezhi

Address: Room 12-1-1002, No. 78, Shuangying West Road, Nanshao Town, Changping District, Beijing

Email: dezhi.deng@originseed.com.cn

Article 9

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

Article 10

This Agreement shall be interpreted in accordance with and governed by PRC law.

Article 11

Any dispute or claim arising out of or in connection with this Agreement shall be resolved by the parties through friendly negotiation. If the parties fail to resolve the dispute through negotiation, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission for resolution in accordance with the arbitration rules of the Commission in effect at the time of application for arbitration. The place of arbitration shall be Beijing. The arbitration award shall be final and binding upon all parties.

Article 12

If either party breaches this Agreement, it shall promptly indemnify the other party upon the other party's request for any losses, damages, liabilities, or claims resulting from such breach ("Losses"). However, if the Losses suffered by the other party are caused by the other party's willful misconduct, violation of law, breach of contract, or gross negligence, or any of its directors, officers, employees, or agents, the breaching party shall not be required to indemnify the other party. This clause shall survive the termination or expiration of this Agreement.

Article 13

Any amendment to this Agreement must be made in writing and will only take effect if signed by all parties to this Agreement. Any amendment or supplemental agreement duly signed by all parties shall constitute an integral part of this Agreement and have the same legal force and effect as this Agreement. If any regulatory authority proposes any amendment to this Agreement, or if any changes are made to the relevant securities listing rules or other requirements with respect to this Agreement, the parties shall amend this Agreement accordingly.

Article 14

Regardless of whether there is any contrary provision in this Agreement, the obligations and liabilities of Hainan Aoyu and its shareholders under this Agreement shall be separate and non-joint.

Article 15

This Agreement may be executed in one (1) or more counterparts. All originals shall have the same legal effect.

[ Signature page attached ]

In view of the above, the parties hereto have duly signed this "Agency Agreement and Authorization Letter" on the date stated at the beginning of this document.

Beijing Origin State Harvest Biotechnology Co., Ltd. (official seal)

Legal representative (signature) : ____________________

In view of the above, the parties hereto have duly signed this "Agency Agreement and Authorization Letter" on the date stated at the beginning of this document.

Hainan Aoyu Biotechnology Co., Ltd. (official seal)

Legal representative (signature) : ____________________

In view of the above, the parties hereto have duly signed this "Agency Agreement and Authorization Letter" on the date stated at the beginning of this document.

Yan Weibin

Signature : ____________________

In view of the above, the parties hereto have duly signed this "Agency Agreement and Authorization Letter" on the date stated at the beginning of this document.

Han Gengchen

Signature : ____________________

In view of the above, the parties hereto have duly signed this "Agency Agreement and Authorization Letter" on the date stated at the beginning of this document.

Liu Yubiao

Signature : ____________________

In view of the above, the parties hereto have duly signed this "Agency Agreement and Authorization Letter" on the date stated at the beginning of this document.

Deng Dezhi

Signature : ____________________

appendix:

shareholder

Name	Amount of capital contribution (RMB / 10,000 yuan)	Investment ratio
Yan Weibin	1,520	5 0.6667%
Han Gengchen	9 90	3 3.0000%
Liu Yubiao	4 80	1 6.0000%
Deng Dezhi	1 0	0.3333%
total	3,000	100.00%